UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2008

GLOBETECH ENVIRONMENTAL, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-27737	77-0454856
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7716 W Rutter Pkwy Spokane, WA 99208
(Address of Principal Executive Offices)(Zip Code)

(509) 990-6778
(Issuer Telephone number)

#700-300 South Fourth Street Las Vegas, Nevada 89101
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On September 26, 2008, Globetech Environmental, Inc. (the “Company”) entered into a Promissory Note and Security Agreement with Globe-Tek, LLC (“GT LLC”). Pursuant to the terms of the Note and Security Agreement, GT LLC agreed to loan to the Company an initial amount of $50,000 and additional amounts, as determined by GT LLC in its sole discretion, up to a total of $400,000.  As security for advances under the Note and Security Agreement, the Company granted to GT LLC a first lien on substantially all of the assets of the Company.

The initial advance under the Note is required to be used to pay amounts owing to an existing supplier and creditor of the Company to secure release of any claims to two machines for delivery by the Company to a customer. Advances under the Note bear interest at 6% per annum and are due in payable in full on December 31, 2008.

Donald Sampson, CEO of the Company is a co-maker of the Note and will be released from liability under the Note once GT LLC receives verification of the payment of the initial advance to the supplier.

GT LLC is not affiliated with the Company but may be deemed to be affiliated with Tech-Rock LLC and MedRock LLC, customers and creditors of the Company.

Item 2.03.       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01.       Financial Statements and Exhibits.

(d)     Exhibits

10.1     Promissory Note for Multiple Advances between Globetech Environmental, Inc. and Globe-Tek LLC

10.2     Security Agreement between Globetech Environmental, Inc. and Globe-Tek LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBETECH ENVIRONMENTAL, INC.

Dated: September 26, 2008	By: /s/ Donald Sampson
Donald Sampson
President

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